FILED PURSUANT TO RULE 424(b)(3)

REGISTRATION NO. 333-150422

PROSPECTUS SUPPLEMENT NO. 7

TO PROSPECTUS DATED MAY 8, 2008

6,000,000 SHARES

COMMON STOCK

CAPITOL CITY BANCSHARES, INC.

This prospectus supplement supplements the Prospectus dated May 8, 2008 (as previously supplemented by Prospectus Supplement No. 1, dated May 27, 2009; Prospectus Supplement No. 2, dated August 17, 2009; Prospectus Supplement No. 3, dated November 17, 2009; Prospectus Supplement No. 4, dated April 8, 2010; Prospectus Supplement No. 5, dated May 25, 2010; and Prospectus Supplement No. 6, dated August 23, 2010), relating to the offer and sale by Capitol City Banchsares, Inc. of up to 6,000,000 shares of $1.00 par value common stock of Capitol City Bancshares, Inc.

This prospectus supplement includes:

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which was filed with the Securities and Exchange Commission on November 15, 2010.

The information contained in the reports included in this prospectus supplement is dated as of the period of such reports. This prospectus supplement should be read in conjunction with the prospectus dated May 8, 2008, as supplemented to date, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated May 8, 2008, including any supplements or amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 17, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 10-Q

☒	QUARTERLY REPORT UNDER SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2010

☐	TRANSITION REPORT UNDER 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File Number: 000-25227

CAPITOL CITY BANCSHARES, INC.

(Exact name of issuer as specified in its charter)

Georgia	58 - 2452995
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

562 Lee Street, S.W., Atlanta, Georgia 30311

(Address of principal executive office)

(404) 752-6067

(Issuer’s telephone number)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check whether the issuer (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☐    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined by Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

State the number of shares outstanding of each of the issuer’s classes of common stock, as of November 15, 2010; 9,733,336; $1.00 par value

PART I - FINANCIAL INFORMATION

ITEM I.   FINANCIAL STATEMENTS

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

September 30, 2010 (unaudited) and December 31, 2009

	September 30, 2010	December 31,
	(unaudited)	2009
Assets

Cash and due from banks	$6,114,373	$7,647,982
Interest-bearing deposits at other financial institutions	239,821	2,621
Federal funds sold	2,130,000	—
Securities available for sale	43,419,301	52,350,752
Restricted equity securities, at cost	1,025,300	1,047,800

Loans, net of unearned income	238,984,995	240,781,721
Less allowance for loan losses	6,800,968	6,649,261

Loans, net	232,184,027	234,132,460

Premises and equipment, net	9,632,340	10,005,605
Foreclosed real estate	7,974,540	6,332,288
Other assets	1,988,435	5,852,959

Total assets	$304,708,137	$317,372,467

Liabilities and Stockholders’ Equity

Liabilities:
Deposits:
Noninterest-bearing	$24,997,186	$27,677,541
Interest-bearing	253,726,033	252,404,109

Total deposits	278,723,219	280,081,650
Federal funds purchased	—	4,140,000
Note payable	275,250	275,250
Federal Home Loan Bank advances	10,700,000	10,700,000
Securities sold under repurchase agreements	—	6,414,593
Company guaranteed trust preferred securities	3,403,000	3,403,000
Other liabilities	1,829,252	2,304,631

Total liabilities	294,930,721	307,319,124

Stockholders’ equity
Series A cumulative, non voting preferred stock, par value $100, 5,000,000 and 16,078 shares authorized, respectively; 16,078 shares issued and outstanding	1,607,800	1,607,800
Common stock, par value $1.00; 80,000,000 shares authorized (par value $1.50; 20,000,000 shares authorized in 2009); 9,733,336 and 9,673,576 shares issued and outstanding, respectively	9,733,336	3,627,591
Surplus	8,850	4,015,440
Retained earnings (deficit)	(1,811,240)	189,563
Accumulated other comprehensive income	238,670	612,949

Total stockholders’ equity	9,777,416	10,053,343

Total liabilities and stockholders’ equity	$304,708,137	$317,372,467

The accompanying notes are an integral part of these condensed consolidated financial statements.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Interest income:
Loans, including fees	$3,718,011	$3,923,858	$10,986,590	$11,573,135
Deposits in banks	72	1	98	45
Securities:
Taxable	178,044	423,887	808,575	1,263,792
Nontaxable	211	—	211	58,712
Federal funds sold	1,437	431	1,798	440

Total interest income	3,897,775	4,348,177	11,797,272	12,896,124

Interest expense:
Deposits	1,761,720	2,531,128	5,610,463	7,815,148
Other borrowings	60,494	71,475	220,455	178,128

Total interest expense	1,822,214	2,602,603	5,830,918	7,993,276

Net interest income	2,075,561	1,745,574	5,966,354	4,902,848
Provision for loan losses	200,000	2,050,000	420,000	2,480,000

Net interest income after provision for loan losses	1,875,561	(304,426)	5,546,354	2,422,848

Other income:
Service charges on deposit accounts	402,415	408,284	1,105,194	1,183,845
Other fees and commissions	23,321	13,439	61,907	45,374
Gain on sales of available for sale securities, net	360,793	—	545,090	780,892
Gain on sales of foreclosed real estate	42	—	56,246	—
Other operating income	155,037	53,649	368,791	220,211

Total other income	941,608	475,372	2,137,228	2,230,322

Other expenses:
Salaries and employee benefits	863,374	1,018,013	2,687,232	3,080,649
Occupancy and equipment expenses, net	304,951	305,520	894,621	937,578
Other operating expenses	1,253,118	1,002,485	4,090,621	3,402,505

Total other expenses	2,421,443	2,326,018	7,672,474	7,420,732

Income (loss) before income tax benefits	395,726	(2,155,072)	11,108	(2,767,562)

Income tax benefits	—	(793,461)	—	(1,033,565)

Net income (loss)	395,726	(1,361,611)	11,108	(1,733,997)

Preferred stock dividends	12,156	—	62,156	50,000

Net income (loss) available to common shareholders	$383,570	$(1,361,611)	$(51,048)	$(1,783,997)

Other comprehensive income (loss)
Unrealized gains (losses) on securities available for sale arising during period, net of tax	(15,811)	625,754	170,811	685,696

Reclassification adjustment for realized gains on securities available for sale arising during the period, net of tax	(360,493)	—	(545,090)	(515,389)

Comprehensive income (loss)	$7,266	$(735,857)	$(425,327)	$(1,613,690)

Basic income (losses) per common share	$0.04	$(0.15)	$(0.01)	$(0.19)

Diluted income (losses) per common share	$0.04	$(0.15)	$(0.01)	$(0.19)

The accompanying notes are an integral part of these condensed consolidated financial statements.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

(Unaudited)

	2010	2009
OPERATING ACTIVITIES
Net income (loss)	$11,108	$(1,733,997)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,026,104	455,606
Provision for loan losses	420,000	2,480,000
Net gain on sale of securities available for sale	(545,090)	(780,892)
Other-than-temporary impairment of securities	125,125	—
(Gain) loss on sale of foreclosed real estate	(56,246)	3,500
Capitalized costs on foreclosed real estate	(3,858)	(162,519)
Writedowns of foreclosed real estate	271,788	—
Gain on sale of premises and equipment	—	(14,259)
Decrease in income tax receivable	3,157,285	—
Net other operating activities	(143,246)	218,527

Net cash provided by operating activities	4,262,970	465,966

INVESTING ACTIVITIES
Purchases of securities available for sale	(43,652,119)	(58,893,111)
Proceeds from sales of securities available for sale	41,551,973	44,626,795
Proceeds from maturities of securities available for sale	10,478,186	7,170,001
Sales (purchases) of restricted equity securities	22,500	(182,300)
Net (increase) decrease in interest-bearing deposits	(237,200)	141,998
Net increase in federal funds sold	(2,130,000)	—
Net increase in loans	(384,706)	(15,208,441)
Proceeds from sale of foreclosed real estate	372,153	318,939
Purchase of premises and equipment	(53,742)	(198,884)
Proceeds from sale of premises and equipment	—	34,450

Net cash provided by (used in) investing activities	5,967,045	(22,190,553)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	(1,358,431)	11,905,311
Net decrease in notes payable	—	(45,875)
Net increase (decrease) in securities sold under repurchase agreements	(6,414,593)	3,457,288
Net increase in Federal Home Loan Bank advances	—	8,479,650
Net decrease in federal funds purchased	(4,140,000)	(1,775,000)
Issuance of preferred stock	—	607,800
Proceeds from issuance of common stock frunder ESOP plan	—	4,730
Proceeds from issuance of common stock from secondary stock offering	149,400	256,119
Proceeds from exercise of stock options	—	2,500
Dividends paid on preferred stock	—	(50,000)

Net cash provided by (used in) financing activities	(11,763,624)	22,842,523

Net increase (decrease) in cash and due from banks	(1,533,609)	1,117,936

Cash and due from banks, beginning of period	7,647,982	4,150,450

Cash and due from banks, end of period	$6,114,373	$5,268,386

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$6,533,874	$7,839,330

NONCASH TRANSACTIONS
Principal balances of loans transferred to foreclosed real estate	$3,732,080	$6,084,269
Financed sales of foreclosed real estate	$1,505,991	$483,298

The accompanying notes are an integral part of these condensed consolidated financial statements.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1.	BASIS OF PRESENTATION

The condensed consolidated financial information included for Capitol City Bancshares, Inc. (the “Company”), Capitol City Bank & Trust Company (the “Bank”) and Capitol City Home Loans (the “Mortgage Company”) herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods. These statements should be read in conjunction with the consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

The results of operations for the three and nine month periods ended September 30, 2010 are not necessarily indicative of the results to be expected for the full year.

Management has evaluated all significant events and transactions that occurred after September 30, 2010, but prior to November 15, 2010, the date these condensed consolidated financial statements were issued, for potential recognition or disclosure in these consolidated financial statements.

NOTE 2.	REGULATORY MATTERS AND GOING CONCERN CONSIDERATIONS

Regulatory Actions

In January 2010, the Bank received a consent order (“order”) from the Federal Deposit Insurance Corporation (“FDIC”) and the Georgia Department of Banking and Finance (“The Department”).

The Order is a formal corrective action pursuant to which the Bank has agreed to address specific issues set forth below, through the adoption and implementation of procedures, plan and policies designed to enhance the safety and soundness of the Bank. Contained in the order were various reporting requirements by management and the Board of Directors. In addition, the order requires that the Bank achieve and maintain the following minimum capital levels:

(i) Tier I capital at least equal to 8% of total average assets;

(ii) Total risk-based capital at least equal to 10% of total risk-weighted assets.

Additional requirements include, but are not limited to, reducing the levels of classified assets, prohibition of the acceptance, renewal, or rollover of brokered deposits, reducing concentrations of credit, prohibition of paying dividends, and maintaining an adequate allowance for loan losses.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2.	REGULATORY MATTERS AND GOING CONCERN CONSIDERATIONS (Continued)

Going Concern Considerations

The condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the foreseeable future. However, the events and circumstances described herein create a substantial doubt about the Company’s ability to continue as a going concern.

The Bank has not achieved the required capital levels mandated by the Order. To date the Bank’s capital preservation activities have included balance sheet restructuring that has included curtailed lending activity, including working to reduce overall concentrations in certain lending areas; working to reduce adversely classified assets; and continuing to sell the Company’s common stock through a secondary offering. The Company has engaged external advisors and has pursued various capital enhancing transactions and strategies throughout the first nine months of 2010. The continuing level of problem loans as of the quarter ended September 30, 2010 and capital levels continuing to be in the “under capitalized” category of the regulatory framework for prompt corrective action as of September 30, 2010 continue to create substantial doubt about the Company’s ability to continue as a going concern. There can be no assurance that any capital raising activities or other measures will allow the Bank to meet the capital levels required in the Order. Non-compliance with the capital requirements of the Order and other provisions of the Order may cause the Bank to be subject to further enforcement actions by the FDIC or the Department.

NOTE 3.	SECURITIES

The amortized cost and fair value of securities with gross unrealized gains and losses are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
September 30, 2010
U.S. Government sponsored enterprises (GSEs)	$622,980	$1,361	$—	$624,341
State, county, and municipal securities	984,564	11,195	—	995,759
Mortgage-backed securities GSE residential	40,895,211	347,834	(121,719)	41,121,326
Trust preferred securities	627,875	—	—	627,875

Total debt securities	43,130,630	360,390	(121,719)	43,369,301
Equity securities	50,000	—	—	50,000

Total securities	$43,180,630	$360,390	$(121,719)	$43,419,301

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 3.	SECURITIES (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2009:
U.S. Government sponsored enterprises (GSEs)	$5,277,930	$50,068	$(17,639)	$5,310,359
Mortgage-backed securities GSE residential	45,656,874	631,375	(50,856)	46,237,393
Trust preferred securities	753,000	—	—	753,000

Total debt securities	51,687,804	681,443	(68,495)	52,300,752
Equity securities	50,000	—	—	50,000

Total securities	$51,737,804	$681,443	$(68,495)	$52,350,752

The amortized cost and fair value of debt securities as of September 30, 2010 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value

Due from one to five years	$622,980	$624,341
Due from five to ten years	524,875	524,875
Due after ten years	1,087,564	1,098,759
Mortgage-backed securities	40,895,211	41,121,326

	$43,130,630	$43,369,301

Securities with a carrying value of $24,002,145 and $16,146,314 at September 30, 2010 and December 31, 2009, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Temporarily Impaired Securities

The following table shows the gross unrealized losses and fair value of securities with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that securities have been in a continuous unrealized loss position at September 30, 2010 and December 31, 2009.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 3.	SECURITIES (Continued)

Temporarily Impaired Securities (Continued)

	Less Than Twelve Months		Twelve Months or More
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Total Unrealized Losses
September 30, 2010:
Mortgage-backed GSE residential	$10,134,953	$(121,719)	$—	$—	$(121,719)

	$10,134,953	$(121,719)	$—	$—	$(121,719)

December 31, 2009:
U.S. GSEs	$3,004,868	$(17,639)	$—	$—	$(17,639)
Mortgage-backed GSE residential	5,519,435	(50,856)	—	—	(50,856)

	$8,524,303	$(68,495)	$—	$—	$(68,495)

GSE residential mortgage-backed securities. The unrealized losses on the Company’s investment in six GSE mortgage-backed securities were caused by interest rate increases. The Company purchased those investments at a discount relative to their face amount, and the contractual cash flows of those investments are guaranteed by an agency of the U.S. Government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost bases of the Company’s investments. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at September 30, 2010.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 3.	SECURITIES (Continued)

Other-Than-Temporary Impairment

The Company conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment has occurred. While all securities are considered, the securities primarily impacted by other-than-temporary impairment considerations have been trust preferred. For each security in the investment portfolio, a regular review is conducted to determine if an other-than-temporary impairment has occurred. Various factors are considered to determine if an other-than-temporary impairment has occurred. However, the most significant factors are default rates or interest deferral rates and the creditworthiness of the issuer. Other factors may include geographic concentrations, credit ratings, and other performance indicators of the underlying asset.

During the first nine months of 2010, the Company recorded an other than temporary impairment charge of $125,125 on its investment in one trust preferred security, which is included in total trust preferred securities above. The value of this security declined significantly due to declines in its underlying collateral. The security has a new cost basis of approximately $524,875.

NOTE 4.	EARNINGS PER COMMON SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per common share for the three and nine months ended September 30, 2010 and 2009.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net income (loss) available to common shareholders	$383,570	$(1,361,611)	$(51,048)	$(1,783,997)

Weighted average common shares outstanding	9,729,672	9,269,848	9,711,119	9,247,920
Net effect of the assumed exercise of stock options based on the treasury stock method using the average market price for the period	111,660	66,572	111,660	210,319

Total weighted average common shares and common stock equivalents outstanding	9,841,332	9,336,420	9,822,779	9,458,239

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 4.	EARNINGS PER COMMON SHARE (Continued)

Weighted average shares outstanding for the nine months ended September 30, 2009 have been adjusted for a four for one stock split in the form of a 100% stock dividend declared and paid on June 22, 2010.

NOTE 5.	STOCK BASED COMPENSATION

The Company has a stock option plan in which the Company can grant to directors, emeritus directors, and employees options for an aggregate of 2,553,600 shares of the Company’s stock. For incentive stock options, the option price shall be not less than the fair market value of such shares on the date the option is granted. If the optionee owns shares of the Company representing more than 10% of the total combined voting power, then the price shall not be less than 110% of the fair market value of such shares on the date the option is granted. With respect to nonqualified stock options, the option price shall be set at the Board’s sole and absolute discretion. The option period for all grants will not exceed ten years from the date of grant.

At December 31, 2009, all outstanding options were fully vested and there were no options granted during the three and nine month periods ended September 30, 2010 and 2009. Therefore, there was no compensation cost related to share-based payments for the three and nine months ended September 30, 2010 and 2009.

The following table represents stock option activity for the three and nine months ended September 30, 2010:

	Three Months Ended September 30, 2010		Nine Months Ended September 30, 2010
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Life

Options outstanding beginning of period	178,656	$0.94	178,656	$0.94
Options exercised	—	—	—	—
Options forfeited	—	—	—	—

Options outstanding end of period	178,656	0.94	178,656	0.94	2.2 Yrs

Outstanding exercisable end of period	178,656	0.94	178,656	0.94	2.2 Yrs

The option price for all options outstanding and exercisable at September 30, 2010 was $0.94.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 5.	STOCK BASED COMPENSATION (Continued)

Shares available for future stock options grants to employees and directors under existing plans were 633,600 at September 30, 2010. At September 30, 2010, the aggregate intrinsic value of options outstanding and exercisable was $279,150.

NOTE 6.	CONTINGENCIES

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s consolidated financial statements.

NOTE 7.	FAIR VALUE OF ASSETS AND LIABILITIES

Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic (FASB ASC 820), the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The recent fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 7.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy

In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 - Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traced in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 - Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 - Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash, Due From Banks, and Interest-Bearing Deposits at Other Financial Institutions: The carrying amounts of cash, due from banks, and interest-bearing deposits at other financial institutions approximates fair value.

Securities: Where quoted prices are available in an active market, we classify the securities within level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds and exchange-traded equities.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 7.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

If quoted market prices are not available, we estimate fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, including GSE obligations, corporate bonds, and other securities. Mortgage-backed securities are included in level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, we classify those securities in level 3.

Loans: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. Fair value of fixed rate loans is estimated using discounted contractual cash flow analyses, using market interest rates for comparable loans. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts of variable-rate certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation using market interest rates currently being offered for certificates of similar maturities.

Federal Funds Purchased: The carrying amounts of federal funds purchased approximate their fair values.

Securities Sold Under Repurchase Agreements: The carrying amount of securities sold under repurchase agreements approximates their fair value.

Trust Preferred Securities: The fair value of the Company’s variable rate trust preferred securities approximates the carrying value.

Accrued Interest: The carrying amounts of accrued interest approximate fair value.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 7.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

Off-balance Sheet Credit-Related Instruments: Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Assets Measured at Fair Value on a Recurring Basis: Assets measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at September 30, 2010 Using
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value

Securities available for sale	$—	$43,419,301	$—	$43,419,301

Total assets at fair value	$—	$43,419,301	$—	$43,419,301

	Fair Value Measurements at December 31, 2009 Using
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value

Securities available for sale	$—	$52,350,752	$—	$52,350,752

Total assets at fair value	$—	$52,350,752	$—	$52,350,752

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 7.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

Assets Measured at Fair Value on a Nonrecurring Basis: Under certain circumstances we make adjustments to fair value for our assets and liabilities although they are not measured at fair value on an ongoing basis. The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy, for which a nonrecurring change in fair value has been recorded:

	Fair Value Measurements at September 30, 2010 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)

Impaired loans	$—	$—	$10,662,287	$(1,383,519)
Foreclosed real estate	—	—	1,175,349	(271,788)

Total	$—	$—	$11,837,636	$(1,655,307)

	Fair Value Measurements at December 31, 2009 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)

Impaired loans	$—	$—	$18,412,424	$(8,188,592)
Foreclosed real estate	—	—	5,228,081	(2,172,192)

Total	$—	$—	$23,640,505	$(10,360,784)

At September 30, 2010, in accordance with the provisions of the loan impairment guidance, individual loans with a carrying value of $10,662,287 were written down to fair value of $9,278,768, resulting in an impairment charge of $1,383,519. Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or fair value. Fair value is measured based on the value of the collateral securing these loans and is classified at a Level 3 in the fair value hierarchy. Collateral may include real estate, or business assets including equipment, inventory and accounts receivable. Write downs of impaired loans are estimated using the present value of the expected cash flows or the appraised value of the underlying collateral discounted as necessary due to management’s estimates of changes in economic conditions.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 7.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

Foreclosed real estate is adjusted to fair value upon transfer of the loans to foreclosed real estate. Subsequently, foreclosed real estate is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed real estate as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed real estate as nonrecurring Level 3.

The carrying amount and fair value of the Company’s financial instruments were as follows:

	September 30, 2010		December 31, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash, due from banks, and interest-bearing deposits at other financial institutions	$6,354,194	$6,354,194	$7,650,603	$7,650,603
Federal funds sold	2,130,000	2,130,000	—	—
Securities	44,444,601	44,444,601	53,398,552	53,398,552
Loans, net	232,184,027	232,954,000	234,132,460	233,915,000
Accrued interest receivable	1,147,590	1,147,590	1,990,407	1,990,407

Financial liabilities:
Deposits	278,723,219	285,089,000	280,081,650	285,431,000
Federal funds purchased	—	—	4,140,000	4,140,000
Note payable	275,250	275,250	275,250	275,250
Federal Home Loan Bank advances	10,700,000	10,700,000	10,700,000	10,700,000
Securities sold under repurchase agreements	—	—	6,414,593	6,414,593
Company guaranteed trust preferred securities	3,403,000	3,403,000	3,403,000	3,403,000
Accrued interest payable	1,208,900	1,208,900	1,911,856	1,911,856

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 8.	RECENT ACCOUNTING PRONOUNCEMENTS

In February 2010, the FASB issued Accounting Standards Update No. 2010-09, Subsequent Events: Amendments to Certain Recognition and Disclosure Requirements (“ASC No. 2010-09”). ASU No. 2010-09 removes some contradictions between the requirements of GAAP and the filing rules of the Securities and Exchange Commission (“SEC”). SEC filers are required to evaluate subsequent events through the date the financial statements are issued, and they are no longer required to disclose the date through which subsequent events have been evaluated. This guidance was effective upon issuance except for the use of the issued date for conduit debt obligors, and it is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

In March 2010, the FASB issued Accounting Standards Update No. 2010-11, Derivatives and Hedging: Scope Exception Related to Embedded Credit Derivatives (“ASU No. 2010-11”). ASU No. 2010-11 clarifies the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements, by resolving a potential ambiguity about the breadth of the embedded credit derivative scope exception with regard to some types of contracts, such as collateralized debt obligations (“CDO’s”) and synthetic CDO’s. The scope exception will no longer apply to some contracts that contain an embedded credit derivative feature that transfers credit risk. The ASU is effective for fiscal quarters beginning after September 15, 2010, and is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

In April 2010, the FASB issued Accounting Standards Update No. 2010-13, Effect of Denominating the Exercise Price of a Share-based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades (“ASU No. 2010-13”). ASU No. 2010-13 clarifies that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of an entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. This guidance is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2010. It is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 8.	RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

In April 2010, the FASB issued Accounting Standards Update No. 2010-18, Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset (“ASU No. 2010-18”). ASU No. 2010-18 provides guidance on the accounting for loan modifications when the loan is part of a pool of loans accounted for as a single asset such as acquired loans that have evidence of credit deterioration upon acquisition that are accounted for under the guidance in ASC 310-30. ASU No. 2010-18 addresses diversity in practice on whether a loan that is part of a pool of loans accounted for as a single asset should be removed from that pool upon a modification that would constitute a troubled debt restructuring or remain in the pool after modification. ASU No. 2010-18 clarifies that modifications of loans that are accounted for within a pool under ASC 310-30 do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if the expected cash flows for the pool change. The amendments in this update do not require any additional disclosures and are effective for modifications of loans accounted for within pools under ASC 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. ASU 2010-18 is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

In July 2010, the FASB issued Accounting Standards Update No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (“ASU No. 2010-20”). ASU No. 2010-20 requires disclosures regarding loans and the allowance for loan losses that are disaggregated by portfolio segment and class of financing receivable. Existing disclosures were amended to require a rollforward of the allowance for loan losses by portfolio segment, with the ending balance broken out by basis of impairment method, as well as the recorded investment in the respective loans. Nonaccrual and impaired loans by class must also be shown. ASU No. 2010-20 also requires disclosures regarding: 1) credit quality indicators by class, 2) aging of past due loans by class, 3) troubled debt restructurings (“TDRs”) by class and their effect on the allowance for loan losses, 4) defaults on TDRs by class and their effect on the allowance for loan losses, and 5) significant purchases and sales of loans disaggregated by portfolio segment. This guidance is effective for interim and annual reporting periods ending on or after December 15, 2010, for end of period type disclosures. Activity related disclosures are effective for interim and annual reporting periods beginning on or after December 15, 2010. ASU No. 2010-20 will have an impact on the Company’s disclosures, but not its financial position or results of operations.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 9.	SECONDARY STOCK OFFERING

On May 8, 2008, the Company filed an S-1 registration statement for a stock offering of up to 1,500,000 shares of the Company’s common stock at a price of $10 per share. The offering will terminate on May 8, 2011 or when all 1,500,000 shares of common stock are sold, whichever occurs first. The Company has sold 209,931 shares through the secondary stock offering.

On May 27, 2009, the Company filed Prospectus Supplement No. 1 to the prospectus dated May 8, 2008 discussed above. This filing is necessary as part of the ongoing offering.

On August 17, 2009, the Company filed Prospectus Supplement No. 2 to the prospectus dated May 8, 2008 discussed above. This filing is necessary as part of the ongoing offering.

On November 17, 2009, the Company filed Prospectus Supplement No. 3 to the prospectus dated May 8, 2008 discussed above. This filing is necessary as part of the ongoing offering.

On April 10, 2010, the Company filed Prospectus Supplement No. 4 to the prospectus dated May 8, 2008 discussed above. This filing is necessary as part of the ongoing offering.

On May 25, 2010, the Company filed Prospectus Supplement No. 5 to the prospectus dated May 8, 2008 discussed above. This filing is necessary as part of the ongoing offering.

On August 23, 2010, the Company filed Prospectus Supplement No. 6 to the prospectus dated May 8, 2008 discussed above. This filing is necessary as part of the ongoing offering.

NOTE 10.	FEDERAL HOME LOAN BANK ADVANCES

During the third quarter of 2010, the Company had outstanding Federal Home Loan Bank (FHLB) advances of $10,700,000. These advances are variable rate and mature on various dates between April 1, 2011 and August 3, 2011.

On May 10, 2010, the Company was notified by the FHLB that, based on the current financial and operating condition of the Company, all credit availability of the Company with the FHLB had been rescinded. Additionally, the Company is also now required to provide all collateral underlying existing advances outstanding for safekeeping at the FHLB.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 11.	STOCK SPLIT

On June 22, 2010, the Company’s shareholders approved a 4 for 1 stock split and a change in the par value of its common stock from $1.50 to $1.00. All per share amounts in all periods have been retroactively adjusted for this split as if it occurred in the first period presented.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is management’s discussion and analysis of certain significant factors which have affected our financial position and operating results during the periods included in the accompanying consolidated financial statements.

FORWARD-LOOKING STATEMENTS

This quarterly report contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies, and our expectations. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, legislation and regulation, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of our loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, and accounting principles and guidelines. You should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We will not publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CRITICAL ACCOUNTING POLICIES

We have established policies to govern the application of accounting principles in the preparation of our financial statements. Certain accounting policies involve assumptions and decisions by management which may have a material impact on the carrying value of certain assets and liabilities, and the results of our operations. We consider these accounting policies to be our critical accounting policies. The assumptions and decisions used by management are based on historical data and other factors which are believed to be reasonable considering the circumstances. Management believes that the allowance for loan losses and the accounting for deferred income taxes are the most critical accounting policies upon which the Company’s financial condition depends. The allowance for loan losses and the recognition of deferred taxes involve the most complex and subjective decisions and assessments that management must make.

Allowance for loan losses. Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. The Company’s allowance for loan losses provides for probable losses based upon evaluations of known and inherent risks in the loan portfolio. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Loans are charged against the allowance for loan losses when management believes the collection of the principal is unlikely. The Company’s allowance for loan and lease losses is the amount considered adequate to absorb probable losses within the portfolio based on management’s evaluation of the size and current risk characteristics of the loan portfolio. Such evaluation considers prior loss experience, the risk rating distribution of the portfolios, the impact of current internal and external influences on credit loss and the levels of nonperforming loans. Specific allowances for loan and lease losses are established for large impaired loans and leases on an individual basis. The specific allowance established for these loans and leases is based on a thorough analysis of the most probable source of repayment, including the present value of the loan’s expected future cash flows, the loan’s estimated market value, or the estimated fair value of the underlying collateral. General allowances are established for loans that are classified as either special mention, substandard, or doubtful. These loans are assigned a risk rating, and the allocated allowance for loan losses is determined based upon the loss percentage factors that correspond to each risk rating. Loss percentage factors are based on the probable loss including qualitative factors. The qualitative factors consider credit concentrations, recent levels and trends in delinquencies and nonaccrual, and growth in the loan portfolio. The occurrence of certain events could result in changes to the loss factors. Accordingly, these loss factors are reviewed periodically and modified as necessary.

General allowances are established for loans and leases that can be grouped into pools based on similar characteristics. In this process, general allowance factors are based on an analysis of historical charge-off experience and expected losses given default derived from the Company’s internal risk rating process. These factors are developed and applied to the portfolio in terms of line of business and loan type. Adjustments are also made to the allowance for the pools after an assessment of internal and external influences on credit quality that have not yet been reflected in the historical loss or risk rating data. Unallocated allowances relate to inherent losses that are not otherwise evaluated in the first two elements. The qualitative factors associated with unallocated allowances are subjective and require a high degree of management judgment. These factors include the inherent imprecisions in mathematical models and credit quality statistics, recent economic uncertainty, losses incurred from recent events, and lagging or incomplete data.

The process of reviewing the adequacy of the allowance for loan losses requires management to make numerous judgments and assumptions about current events and subjective judgments, including the likelihood of loan repayment, risk evaluation, extrapolation of historical losses of similar banks, and similar judgments and assumptions. If these assumptions prove to be incorrect, charge-offs in future periods could exceed the allowance for loan losses.

Management considers the allowance for loan losses to be adequate and sufficient to absorb possible future losses; however, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional provisions to the allowance will not be required.

Deferred income taxes. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A valuation allowance for deferred tax assets is required when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income (in the near-term based on current projections), and tax planning strategies. As of September 30, 2010, there were no deferred income taxes as all had been written off as of December 31, 2009 due to losses sustained and none have been recorded during 2010.

FINANCIAL CONDITION

Total assets decreased during the first nine months of 2010 by $12.7 million from $317.4 million to $304.7 million, or 3.99%. The decrease was largely due to a decrease in securities of $8.9 million, a net decrease in cash of $1.5 million, net decreases in loans of $1.8 million and net decreases in other assets of $3.9 million, offset by net increases in other real estate owned of $1.6 million and increases in federal funds sold of $2.1 million. The loan to deposit ratio at September 30, 2010 was 86% compared to 86% at December 31, 2009.

Stockholders’ equity decreased by $276,000 for the nine months ended September 30, 2010. This net decrease consisted of net income of $11,000, proceeds from issuance of common stock of $149,000, dividends declared on preferred stock of $62,000, and net decreases in accumulated other comprehensive income of $374,000.

The total amount of nonperforming assets, which includes nonaccruing loans, other real estate owned, repossessed collateral, and loans for which payments are more than 90 days past due was $39,014,000 at September 30, 2010, representing an increase of $10,169,000 (35.25%) from December 31, 2009. This increase is attributable to increases of $465,000 in past dues over 90 days, $8,018,000 in nonaccrual loans, and $1,643,000 in foreclosed real estate. Total nonperforming assets were 16.32% of total loans at September 30, 2010, compared to 11.98% at December 31, 2009. Nonperforming assets represented 12.79% of total assets at September 30, 2010, compared to 9.09% of total assets at December 31, 2009. Nonaccrual loans represented 12.71% of total loans outstanding at September 30, 2010, compared to 9.35% of total loans outstanding at December 31, 2009. There were no related party loans which were considered to be nonperforming at September 30, 2010.

At September 30, 2010, the Company had loan concentrations in real estate totaling $228,406,000 or 95.6% of total loans. Commercial and industrial loans of $8,541,000 made up 3.6% of total loans. The remaining $2,038,000, or 0.8%, of total loans consisted of consumer and other loans.

Other assets decreased by $3,864,000 from December 31, 2009 to September 30, 2010. This decrease is primarily attributable to a decrease in income taxes receivable of $3,157,000 resulting from the receipt of a tax refund due.

LIQUIDITY

Liquidity management involves the matching of the cash flow requirements of customer withdrawals of funds and the funding of loan originations, and the ability of our subsidiary bank to meet those requirements. Management monitors and maintains appropriate levels of liquidity so that maturities of assets and deposit growth are such that adequate funds are provided to meet estimated customer withdrawals and loan requests.

At September 30, 2010, the Bank’s liquidity ratio of 8.22% was considered satisfactory in relation to regulatory guidelines, although it was below internal targets. During the second quarter of 2010 the Company’s credit availability with the FHLB was rescinded. However, at September 30, 2010, the Company had the ability to borrow up to $5.0 million in federal funds from correspondent banks. It also had an available repurchase line with a correspondent bank of $10.0 million.

REGULATORY CAPITAL REQUIREMENTS

Banking regulations require us to maintain minimum capital levels in relation to assets. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by the regulators, that, if undertaken, could have a direct material effect on the consolidated financial statements. At September 30, 2010, the Bank was considered adequately capitalized based on an agreement with its primary regulatory agency. The minimum capital requirements and the actual capital ratios for the Company and Bank at September 30, 2010 are as follows:

	Company	Bank	Regulatory Minimum Requirement

Leverage Capital Ratio	4.07%	4.20%	4.00%
Risk-Based Capital Ratios
Core Capital	4.89%	5.05%	4.00%
Total Capital	6.15%	6.31%	8.00%

We are not aware of any other recommendations by the regulatory authorities, events or trends, which, if they were to be implemented, would have a material effect on our liquidity, capital resources, or operations.

OFF BALANCE SHEET ARRANGEMENTS

Our financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business. These off-balance sheet financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are distributed or the instruments become payable. Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. We use the same credit policies in making commitments as we do for on-balance sheet instruments. Although these amounts do not necessarily represent future cash requirements, a summary of our commitments as of September 30, 2010 are as follows:

September 30, 2010

Commitments to extend credit	$4,491,000
Financial standby letters of credit	2,065,000
Other standby letters of credit	400,000

$6,956,000

RESULTS OF OPERATIONS

Three and Nine Months Ended September 30, 2010 and 2009

Net Interest Income. Net interest income increased by $330,000 and $1,064,000 for the three and nine month periods ended September 30, 2010, respectively, compared to the same periods in 2009. The overall increase in net interest income for the nine month period is primarily attributable to the decrease in our net yield on average interest-bearing liabilities. The rate paid on interest-bearing liabilities decreased from 4.04% to 2.85%, or 119 basis points, for the same period. The decrease in the rate paid on interest-bearing liabilities is due primarily to the repricing of deposits as they mature to the current lower rates. The net yield on interest-earning assets increased to 2.94% at September 30, 2010 as compared to 2.33% at September 30, 2009 and 2.14% for the entire year ended December 31, 2009.

The yield on interest-earning assets decreased from 6.13% to 5.81%, or 32 basis points, from September 30, 2009 to September 30, 2010.

Interest Income and Interest Expense

The following table sets forth the amount of our interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

	For the Nine Months Ended September 30, 2010			For the Nine Months Ended September 30, 2009
	Average Balance	Income/ Expense	Yields/ Rates(2)	Average Balance	Income/ Expense	Yields/ Rates(4)
	(Dollars in thousands)
Earning assets:
Loans, net of unearned income	$222,438	$10,987	6.60%	$226,994	$11,573	6.82%
Taxable securities	47,664	808	2.27	51,920	1,264	3.25
Nontaxable securities	54	—	0.52	2,174	58	3.61
Interest-bearing deposits	123	—	0.11	23	—	0.27
Federal funds sold(3)	1,318	2	0.18	15	1	3.88

Total interest-earning assets(1)	$271,597	$11,797	5.81	$281,126	$12,896	6.13

Interest-bearing liabilities:
Demand and savings deposits	$26,632	$292	1.47	$24,875	$502	2.70
Time deposits	228,791	5,318	3.11	226,590	7,313	4.31

Total deposits	255,423	5,610	2.94	251,465	7,815	4.16

Other short-term borrowings	14,921	125	1.12	9,773	69	0.94
Long-term debt	3,403	96	3.75	3,403	109	4.29

Total interest-bearing liabilities	$273,747	5,831	2.85	$264,641	7,993	4.04

Net interest income/net interest spread		$5,966	2.96%		$4,903	2.09%

Net yield on earning assets			2.94%			2.33%

(1)	Average securities exclude average unrealized gains of $747,000 and $144,000 for the nine months ended September 30, 2010 and 2009, respectively.
(2)	Annualized.
(3)	The September 30, 2009 yield is skewed due to the fact that the Bank had lower federal funds sold balances for only a short period in 2009.

Provision for Loan Losses. The provision for loan losses is based on management’s evaluation of the economic environment, the history of charged off loans and recoveries, size and composition of the loan portfolio, nonperforming and past due loans, and other aspects of the loan portfolio. We review the allowance for loan loss on a quarterly basis and make provisions as necessary. A provision of $420,000 was made during the nine month period ending September 30, 2010 as compared to a provision of $2,480,000 made during the nine month period ending September 30, 2009. The allowance for loan loss as a percentage of total loans was 2.85%, 2.76%, and 1.76% at September 30, 2010, December 31, 2009 and September 30, 2009, respectively. Total nonaccrual loans increased by $18,831,000, net charge-offs decreased by $2,334,000, loans past due ninety days or more and still accruing increased by $407,000, and restructured loans increased by $20,182,000 for the nine months ended September 30, 2010 as compared to the same periods in 2009. Due to collateral values of the underlying collateral and losses already recognized, we do not anticipate significant additional losses related to identified impaired loans. Management believes the allowance for loan loss at September 30, 2010 is adequate to absorb any foreseeable losses in the loan portfolio.

At September 30, 2010 and 2009, nonaccrual, past due and restructured loans were as follows:

	September 30,
	2010	2009
	(Dollars in thousands)

Total nonaccruing loans	$30,374	$11,543
Loans contractually past due ninety days or more as to interest or principal payments and still accruing	665	258
Restructured loans	20,182	—

It is our policy to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. This status is accorded such interest when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection. Accrual of interest on such loans is resumed when, in management’s judgment, the collection of interest and principal becomes probable.

The following is a category detail of our allowance percentage and reserve balance by loan type at September 30, 2010 and December 31, 2009:

Loan Group Description	September 30, 2010 Calculated Reserves	September 30, 2010 Reserve %	December 31, 2009 Calculated Reserves	December 31, 2009 Reserve %
Unsecured	88,859	11.19%	121,061	12.31%
Cash Value	60,153	1.41%	68,835	1.28%
Residential real estate	2,568,587	6.46%	2,945,465	7.35%
Commercial real estate	3,551,887	1.88%	2,821,151	1.48%
Business assets	385,470	10.68%	483,536	7.60%
Vehicles	145,867	5.43%	209,172	7.02%
Other	145	0.14%	41	0.04%

Total Allowance for Loan Loss	6,800,968	2.85%	6,649,261	2.76%

Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

Information regarding certain loans and allowance for loan loss data for the three months ended September 30, 2010 and 2009 is as follows:

	Three Months Ended September 30,
	2010	2009
	(Dollars in thousands)

Average amount of loans outstanding	$241,546	$230,903

Balance of allowance for loan losses at beginning of period	$6,815	$3,876

Loans charged off
Commercial	(1)	(842)
Real estate	(104)	—
Installment	(114)	(876)

	(219)	(1,718)

Loans recovered
Commercial	—	—
Real estate	4	—
Installment	1	39

	5	39

Net charge-offs	(214)	(1,679)

Additions to allowance charged to operating expense during period	200	2,050

Balance of allowance for loan losses at end of period	$6,801	$4,247

Ratio of net loans charged-off during the period to average loans outstanding	0.09%	0.73%

Information regarding certain loans and allowance for loan loss data for the nine months ended September 30, 2010 and 2009 is as follows:

	Nine Months Ended September 30,
	2010	2009
	(Dollars in thousands)

Average amount of loans outstanding	$242,806	$226,994

Balance of allowance for loan losses at beginning of period	$6,649	$4,369

Loans charged off
Commercial	(9)	(1,542)
Real estate	(133)	—
Installment	(221)	(1,159)

	(363)	(2,701)

Loans recovered
Commercial	43	4
Real estate	46	—
Installment	6	95

	95	99

Net charge-offs	(268)	(2,602)

Additions to allowance charged to operating expense during period	420	2,480

Balance of allowance for loan losses at end of period	$6,801	$4,247

Ratio of net loans charged-off during the period to average loans outstanding	0.11%	1.15%

Other Income. Other income increased by $466,000 and decreased $93,000 for the three and nine months ended September 30, 2010, respectively, compared to the same periods in 2009. The most significant component of other income is service charges on deposit accounts which accounts for 52% and 53% of total other income for September 30, 2010 and 2009, respectively. Service charges on deposit accounts include monthly service charges, non-sufficient funds (“NSF”) charges, and other miscellaneous maintenance fees. The amount of service charges fluctuates with the volume of transaction accounts and the volume of NSF activity. The decrease in other income for the nine month period ended September 30, 2010 is largely due to the decrease in gains on sales of securities available for sale of $236,000.

Other Expenses. Other expenses increased by $95,000 and $252,000 for the three and nine months ended September 30, 2010, as compared to the same periods in 2009. The increase for the three month period mainly consists of increases in FDIC insurance assessment expense of $336,000 and in expenses related to other real estate of $82,000, offset by a decrease in salaries and employee benefits of $155,000. The increase for the nine month period consists of an increase of $689,000 in other operating expenses, offset by decreases in salaries and employee benefits of $394,000 and in occupancy and equipment expenses of $43,000. The increase in other operating expenses was largely due to increases in expenses related to foreclosed real estate. At September 30, 2010, the number of full-time equivalent employees was 76 compared to 89 at September 30, 2009.

The mortgage company previously originated loans which were table funded through independent investors. During third quarter 2008, the mortgage company became dormant due to declines in the real estate market. Operations for 2009 and the first nine months of 2010 consist of operating expenses and taxes only. The net loss for the nine months ended September 30, 2010 and September 30, 2009 was $3,741 and $4,000.

Income Tax Benefits. Income tax benefits decreased by $1,033,000 for the nine months ended September 30, 2010, as compared to 2009. The effective tax rate for 2009 was 37%. As of September 30, 2010, the Company has no more income taxes that it could recover from prior periods. Because of this tax situation, and the uncertainty of the realizability of deferred income taxes, no tax benefit has been recorded for the three months ended September 30, 2010.

Net Income. Net income increased by $1,757,000 and $1,745,000 for the three and nine months ended September 30, 2010, as compared to the same periods in 2009. This increase is largely the result of the decreases in costs of funds and provision for loan losses expenses since the prior year.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable as the registrant is a smaller reporting company.

ITEM 4.	CONTROLS AND PROCEDURES

As of the end of the period covered by this report, the Company carried out an evaluation under the supervision and with the participation of our Chief Executive Officer and the Principal Financial and Accounting Officer, of the design and operation of the Company’s disclosure controls and procedures. Based upon this evaluation, our Chief Executive Officer and the Principal Financial and Accounting Officer concluded that the Company’s disclosure controls and procedures are effective.

There have been no changes in the Company’s internal control over financial reporting in the period covered by this report that have materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting.

PART II - Other Information

ITEM 1.	LEGAL PROCEEDINGS

There have been no material developments in the legal proceedings previously reported in the Company’s Annual Report on Form 10-K (filed with the Commission on April 7, 2010) nor have any new reportable legal proceedings involving the Company been instituted.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

ITEM 5.	OTHER INFORMATION

None.

ITEM 6.	EXHIBITS

2.1	Plan of Reorganization and Agreement of Merger, dated April 14, 1998, by and between Capitol City Bancshares, Inc., Capitol City Bank and Trust, and Capitol City Interim, Inc., which Agreement is included as Appendix A to the Proxy Statement included in this Registration Statement filed by Registrant on Form S-4 on September 30, 1998, Registration No. 333-64789 (incorporated by reference as Exhibit 2.1 to the Registrant’s 10-KSB filed on March 31, 1999).

3.1	Articles of Incorporation of Registrant (incorporated by reference as Exhibit 3.1 to the Registrant’s 10-KSB filed on March 31, 1999).

3.1(A)	Amendment to the Articles of Incorporation of Registrant (incorporated by reference as Exhibit 3.1(A) to the Registrant’s Annual Report on Form 10-KSB filed on March 31, 2005).

3.1(B)	Articles of Amendment to the Articles of Incorporation of the Registrant filed February 9, 2007 (incorporated by reference as Exhibit 3.1(B) to the Registrant’s Current Report on Form 8-K filed on February 15, 2007).

3.1(C)	Articles of Amendment to the Articles of Incorporation of the Registrant filed February 12, 2007 (incorporated by reference as Exhibit 3.1(C) to the Registrant’s Current Report on Form 8-K filed on February 15, 2007).

3.1(D)	Articles of Amendment to the Articles of Incorporation of the Registrant filed February 15, 2007 (incorporated by reference as Exhibit 3.1(D) to the Registrant’s Current Report on Form 8-K filed on February 15, 2007).

3.2	Bylaws of Registrant (incorporated by reference as Exhibit 3.2 to the Registrant’s 10-KSB filed on March 31, 1999).

3.3	Articles of Amendment to the Articles of Incorporation of the Registrant filed July 13, 2010 (incorporated by reference as Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed on July 16, 2010).

31.1	Section 302 Certification of Principal Executive Officer

31.2	Section 302 Certification of Principal Financial and Accounting Officer

32.1	Section 906 Certification of Principal Executive Officer

32.2	Section 906 Certification of Principal Financial and Accounting Officer

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAPITOL CITY BANCSHARES, INC.
Date: November 15, 2010	/s/ George G. Andrews
George G. Andrews
CEO, President and Director
Date: November 15, 2010	/s/ Tatina Brooks
Tatina Brooks
Senior Vice President of Accounting and
Financial Reporting (Principal Financial and Accounting Officer)

Exhibit 31.1

Section 302 Certification

I, George G. Andrews, certify that:

1.	I have reviewed this Form 10-Q of Capitol City Bancshares, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f) and 15d-15(f))for the registrant and we have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 15, 2010

/s/ George G. Andrews
Georgia G. Andrews, Chief Executive Officer and Director

Exhibit 31.2

Section 302 Certification

I, Tatina Brooks, certify that:

1.	I have reviewed this Form 10-Q of Capitol City Bancshares, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f) and 15d-15(f)) for the registrant and we have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 15, 2010

/s/ Tatina Brooks
Tatina Brooks, Senior Vice President of Accounting and Financial Reporting (Principal Financial and Accounting Officer)

Exhibit 32.1

Certificate pursuant to 18 U.S.C. Section 1350, as adopted pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

In connection with the Quarterly Report of Capitol City Bancshares, Inc. (the “Company”) on Form 10-Q for the period ending September 30, 2010, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, George G. Andrews, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ George G. Andrews
George G. Andrews, Chief Executive Officer and Director

November 15, 2010

Exhibit 32.2

Certificate pursuant to 18 U.S.C. Section 1350, as adopted pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

In connection with the Quarterly Report of Capitol City Bancshares, Inc. (the “Company”) on Form 10-Q for the period ending September 30, 2010, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Tatina Brooks, Principal Financial and Accounting Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Tatina Brooks
Tatina Brooks, Senior Vice President of Accounting and Financial Reporting (Principal Financial and Accounting Officer)

November 15, 2010